Exhibit 99.2

SCIENTIGO REPORTS NOTE CONVERSIONS INTO COMMON STOCK

72% of Exchanged Notes Convert to Equity, Materially Improving Balance Sheet

CHARLOTTE, N.C. - (Business Wire) - April 4, 2006 - Scientigo, Inc. (OTCBB:SCNG), an emerging leader in next generation enterprise search and intelligent enterprise content management and the owner of Find.com, today reported that as of March 31, 2006, $3,622,998 of its 10% A Notes were converted into 4,025,553 shares of common stock at the $0.90 per share conversion price. This conversion represents 72% of the A Notes that were issued on March 30, 2006, in exchange for 6.4% Senior Convertible Notes.

The Company previously reported that out of the $6,383,950 in face value of the 2005 Senior Convertible 6.4% Notes outstanding, the holders of $6,214,375 face value tendered their 6.4% Notes for exchange, constituting 97.3% of the outstanding 6.4% Notes. All tendered 6.4% Notes were accepted by Scientigo and $4,971,500 face value of its 10% A Notes were issued in exchange. All of such 10% A Notes are convertible into shares of Scientigo Common Stock at $.90 face value per share until August 27, 2006, and mature on May 31, 2007. No B Notes were issued.

Additionally, holders of 3,080,000 warrants to purchase Common Stock, that were issued with the 6.4% Convertible Notes, tendered their warrants (97.3% of those outstanding) and received 3,623,558 A Warrants and 3,080,000 B Warrants in exchange. The A Warrants are exercisable at $.85 per share of Scientigo Common Stock until August 27, 2006, and the B Warrants are exercisable at $1.00 per share of Scientigo Common Stock beginning March 31, 2007, and ending June 30, 2010. For each A Warrant that is exercised by a holder, one B Warrant terminates.

“Although the 10% A Notes were eligible for conversion into common stock up through August of this year, we are delighted to see that a majority of the A Note holders have elected immediate conversion. Not only does this represent a strong endorsement of our business plan by our note holders, but will serve to materially strengthen our balance sheet by reducing our debt load by more than $3.6 million,” stated Doyal Bryant, Chief Executive Officer of Scientigo.

About Scientigo™
Scientigo™ (pronounced "see-ENH-ti-go") is an emerging technology leader that invented, patented, and is now licensing the next-generation of intelligent document recognition, intelligent enterprise content management, and intelligent search technologies for consumers and the enterprise. Scientigo™´s patented tigo™ technology creates order from information chaos by using artificial intelligence, machine learning, rules-based systems, and patented XML technology to make it faster, easier, and less costly to capture, file, organize, and retrieve any type of information. This boosts employee productivity and corporate agility, reduces document management and research costs, and delivers ROI practically overnight.  This intelligent search can also be used for Web searches by visiting www.FIND.com.  Operated by the Company’s subsidiary, Tigo Search, Inc., FIND.com’s easy-to-remember Website uses breakthrough Topification technology to help people stop searching and start FINDing.  World-leading third-party independent software and solution providers are licensing Scientigo™´s technologies to dramatically improve the capabilities, benefits, and market appeal of their offerings; and to accelerate their time-to-market for the next-generation of intelligent information acquisition and retrieval systems. Scientigo™ can be reached on the Web at www.scientigo.com.

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, the potential interest of third parties in our intellectual property portfolio, any potential growth of our company, our ability to successfully maximize the value of our intellectual property assets, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, 407-585-1080 or via email at scng@efcg.net